Exhibit 10.2

AETNA INC.
2000 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION
TERMS OF AWARD

Pursuant to its 2000 Stock Incentive Plan, Aetna Inc. has granted an option to purchase shares of Common Stock. The number of shares represented by this option, the option price and vesting information is included on the website of the designated broker, currently UBS Financial Services, Inc. (www.ubs.com/cefs/aet). You should view this information and print the detail for your personal records. Such option is issued on the terms and conditions hereinafter set forth.

ARTICLE I

DEFINITIONS

(a)	“Affiliate” means an entity at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Affiliates.

(b)	“Board” means the Board of Directors of Aetna Inc.

(c)	“Change in Control” means the happening of any of the following:

(i)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii)	When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii)	The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Grantee, if Grantee is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the effective date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(d)	“Committee” means the Board’s Committee on Compensation and Organization or any successor thereto.

(e)	“Common Stock” means shares of the Company’s Common Stock, $.01 per share.

(f)	“Company” means Aetna Inc.

(g)	“Disability” means long-term disability as defined under the terms of the Company’s applicable long-term disability plans or policies.

(h)	“Fair Market Value” means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such day, on the next day on which the Common Stock was traded.

(i)	“Fundamental Corporate Event” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(j)	“Grantee” means the person to whom this Option has been granted.

(k)	“Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

(l)	“Option Date” means the date of grant of this Option, approved by the Committee.

(m)	“Option” means the option granted to the Grantee.

(n)	“Options Granted” means the number of shares of Common Stock represented by the Option, or such other amount as may result by operation of Article IV of this Agreement.

(o)	“Option Price” means the amount per share of Common Stock required to be paid upon the exercise of the Option, or such other amount per share of Common Stock as may result by operations of Article IV of this Agreement.

(p)	“Options Vested” means number of shares exercisable at any given date.

(q)	“Plan” means the Aetna Inc. 2000 Stock Incentive Plan.

(r)	“Retirement” means the termination of employment of a Grantee from active service with the Company, a Subsidiary or Affiliate provided the Grantee’s age and completed years of service total 65 or more points at termination.

(s)	“Shares granted” means a portion of the Options granted that have a future vesting schedule.

(t)	“Shares of Stock” or “Stock” means the Common Stock.

(u)	“Subsidiary” means any entity of which, at the time such subsidiary status is to be determined, at least 50% of the total combined voting power of all classes of stock in such entity is held by the Company and its Subsidiaries (exclusive of ownership by the entity whose subsidiary status is being determined).

(v)	“Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Grantee.

(w)	“Term” means the period during which the Option may be exercised.

(x)	“Vest Date” means the date on which options vested are exercisable.

ARTICLE II

TERM OF OPTION AND EXERCISE

(a)	The Term of the Option shall commence on [date] and shall terminate, unless sooner terminated by the terms of the Plan or this Agreement, at:

(i)	The close of the Company’s business on the day preceding the tenth anniversary of the Option Date, if the Company is open for business on such day; or

(ii)	The close of the Company’s business on the next preceding day that the Company is open for business.

(b)	The Option is exercisable in [number] equal Installment[s], each installment to become exercisable on [date]. Once an option is vested, it may be exercised in whole or in part only during the Term of the Option.

ARTICLE III

METHOD OF OPTION EXERCISE

In order to exercise this Option, Grantee must comply with procedures adopted by the Company from time to time. Under current procedures, the Grantee must exercise options through the Company’s designated broker.

In addition, if the Grantee has been notified that he or she must consult with a member of the Company’s Law Department prior to engaging in transactions in Aetna stock, Grantee must consult with the Law Department prior to exercising the Option.

Certain designated Grantees may elect to exercise the Option, in whole or in part, by delivering previously owned shares of Common Stock having a Fair Market Value on the date of exercise equal to the portion of the exercise price the Grantee intends to pay with such shares. If the Grantee surrenders shares of previously owned Common Stock to exercise the Option, in whole or in part, the Grantee may defer the receipt of that number of shares of Common Stock issuable upon such exercise which is in excess of the number of shares delivered by the Grantee to exercise the Option. The number of shares issuable pursuant to the exercise of the Option that is equal to the number of shares surrendered to exercise the option shall be issued to the Grantee regardless of any deferral election.

To effect such a deferral, the Grantee must file a written election, in accordance with procedures adopted by the Company from time to time. Upon any exercise of the Option with a deferred delivery of shares, the Company shall establish an unfunded book entry account in the name of the Grantee to which it shall notionally credit the number of shares whose delivery has been delayed. During any such deferral period, a Grantee shall have no rights as a shareholder with respect to such deferred shares; provided, however, that there shall be credited to such account any dividends and distributions (including, without limitation, any dividends or distributions payable in Common Stock) that are made on a corresponding number of outstanding shares of Common Stock, and each such dividend or distribution so credited shall be deemed reinvested in additional shares of Common Stock based on the Fair Market Value on the date such dividend or distribution is paid or delivered to shareholders (“Dividend Equivalents”). Amounts credited to the Grantee’s account in respect of Dividend Equivalents shall be distributed to the Grantee at the same time as the underlying deferred shares are distributed.

ARTICLE IV

CAPITAL CHANGES

In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust the (i) the number and kind of shares subject to the Option or (ii) the Option Price. Additionally, the Committee may make provision for a cash payment to a Grantee or the Successor of the Grantee in satisfaction of all or any portion of the Option. The number of Shares of Stock subject to the Option shall always be a whole number.

ARTICLE V

CHANGE IN CONTROL

Upon the occurrence of a Change in Control, each unvested option shall become vested and immediately exercisable and shall be exercisable in accordance with the terms of this Agreement; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, if, after a Change in Control, outside legal counsel selected by the Company shall determine that, on the last date on which the Grantee could otherwise exercise the Option, the Grantee can not sell the underlying stock in an open market transaction due to the Grantee’s access to material nonpublic information pertaining to the Company or any of its Subsidiaries, the Grantee may exercise the Option at any time up to the later to occur of (i) the fifth business day following notice from outside legal counsel that such counsel no longer believes that the Grantee is precluded from selling such underlying shares in the market, or (ii) the date which is six months from the date on which the Grantee’s employment with the Company and each of its Subsidiaries terminates, but in no event later than the expiration of the Term of the Option.

ARTICLE VI

TERMINATION OF OPTION

(a)	Except as provided in (e) below, if the Grantee shall cease, for reason of death or Disability to be employed by the Company, its Subsidiaries or Affiliates during the Term of the Option, the option shall become vested and immediately exercisable and the Grantee or Successor of the Grantee may exercise the Option until the earlier of:

(i)	The expiration of the Term of the Option; or

(ii)	A period not to exceed five years following such cessation of employment.

(b)	Except as provided in (e) below, if Grantee shall cease for reason of Retirement to be employed by the Company, its Subsidiaries or Affiliates during the Term of the Option, the Grantee may continue to vest in the Option (unless the Grantee commences work for a Competitor not approved in advance in writing by the Company in which case the unvested Option will immediately terminate) and the Grantee or Successor of the Grantee may exercise the Option until the earlier of:

(i)	The expiration of the Term of the Option; or

(ii)	A period not to exceed five years following such cessation of employment.

For purposes of this Article VI (b) the term “Competitor” shall mean any company or organization that develops, administers, operates, offers or solicits offers regarding managed care, health, life, long-term case or disability coverages, networks, insurance or plans to employers, employees or individuals.

(c)	Except as provided in (d) and (e) below, if the Grantee shall cease, for a reason other than death, Disability or Retirement, to be employed by the Company, its Subsidiaries or Affiliates during the Term of the Option, the Grantee may exercise a vested Option until the earlier of:

(i)	The expiration of the Term of the Option; or

(ii)	A period not to exceed ninety days following such cessation of employment.

(d)	Except as provided in (a) or (b) above, any Option, or portion of an Option that has not become vested and exercisable at the time of cessation of employment shall terminate immediately upon such cessation of employment and may not be exercised thereafter.

(e)	No Option may be exercised after the Company has terminated the employment of the Grantee for cause, except that the Committee may, in its sole discretion, permit exercises for a period of up to ninety days in cases where such period shall be deemed warranted under the particular circumstances.

(f)	If the Grantee shall die after termination of employment, such termination being for a reason other than Disability or Retirement, but while the Option is still in effect and such termination occurs after the Term of the Option has commenced, a vested Option may be exercised by the Successor of the Grantee until the earlier of:

(i)	The expiration of the Term of the Option; or

(ii)	One year from the date of termination of employment of the Grantee.

(g)	Employment for purposes of determining the post-employment exercise rights of the Grantee under this Article VI shall mean continuous full-time salaried employment with the Company, a Subsidiary or an Affiliate, except that the period during which the Grantee is on vacation, sick leave, or other approved absence, or in receipt of severance pay shall not interrupt the continuous employment of the Grantee.

(h)	Except as otherwise herein provided, exercise of the Option, whether by the Grantee or the Successor of the Grantee, shall be subject to all terms and conditions of this Agreement.

ARTICLE VII

OTHER TERMS

(a)	Grantee understands that the Grantee shall not have any rights as stockholder by virtue of the grant of an Option but only with respect to shares of Common Stock actually issued to the Grantee in accordance with the terms hereof.

(b)	Anything herein to the contrary notwithstanding, the Company may postpone the exercise of the Option or any portion thereof for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence (i) to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares of Common Stock issuable upon the exercise of the Option, or (ii) to determine that the Plan and such shares are exempt from registration; and the Company shall not be obligated by virtue of this Option Agreement or any provision of the Plan to recognize the exercise of the Option or to sell or issue shares of Common Stock in violation of said Act or of the law of any government having jurisdiction thereof. Any such postponement shall not extend the Term of the Option; and neither the Company nor its Board shall have any obligation or liability to the Grantee, or to the Grantee’s Successor, with respect to any shares of Common Stock as to which the Option shall lapse because of such postponement.

(c)	The Option shall be nontransferable and nonassignable except by will and by the laws of descent and distribution. During the Grantee’s lifetime, the Option may be exercised only by the Grantee.

(d)	The Option is not an incentive stock option as described in the Internal Revenue Code of 1986, as amended, Section 422A (b).

(e)	This Agreement is subject to the 2000 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(f)	Anything herein to the contrary notwithstanding, a Grantee whose option has been forfeited as a result of termination of employment due to U.S. Military Service and who is later re-employed (in a full-time active status) after discharge within the time period set in 38 U.S.C. Section 4312 will be eligible to have the forfeited Options reinstated for the original Term pursuant to procedures established by the Company for this purpose.

ARTICLE VIII

EMPLOYEE COVENANTS

(a)	As consideration for the grant of the Option, without prior written consent of the Company:

(i)	Grantee will not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to Grantee’s Employment, any trade secrets, confidential information and proprietary materials, which may include, but are not limited to, the following categories of information and materials: customer lists and identities; provider lists and identities; employee lists and identities; product development and related information; marketing plans and related information; sales plans and related information; premium or other pricing information; operating policies and manuals; research; payment rates; methodologies; procedures; contractual forms; business plans; financial records; computer programs; database; or other financial, commercial, business or technical information related to the Company or any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Grantee is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Grantee’s job as an employee of the Company, any Subsidiary or Affiliate;

(ii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly induce or attempt to induce any employee to be employed by or to perform services elsewhere;

(iii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly, induce or attempt to induce any agent or agency, broker, supplier or health care provider of the Company or any Subsidiary to cease or curtail providing services to the Company or any Subsidiary; and

(iv)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of Employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate and shall apply only with respect to a customer or prospective customer with whom the Grantee has been directly or indirectly involved.

In addition:

(v)	Following the termination of Grantee’s Employment, Grantee shall provide assistance to and shall cooperate with the Company or a Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of Grantee’s duties and responsibilities during Employment, provided that any reasonable out-of-pocket expenses Grantee incurs in connection with any assistance Grantee has been requested to provide under this provision for items including, but not limited to, transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate, or cause a Subsidiary or Affiliate to coordinate, any such request with Grantee’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities;

(vi)	Grantee shall promptly notify the Company’s General Counsel if Grantee is contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company; and

(vii)	Grantee acknowledges that all original works of authorship that are made by Grantee (solely or jointly with others) within the scope of Grantee’s employment which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Grantee further acknowledges that while employed by the Company, Grantee may develop ideas, inventions, innovations, procedures, methods, know-how or other works which relate to the Company’s current or reasonably expected to relate to the Company’s future business that may be patentable. To the extent any such works may be patentable, Grantee agrees that the Company may file and prosecute any application for patents in Grantee’s name and that Grantee will, on request, assign to the Company (and take all such further steps as may be reasonably necessary to perfect the Company’s sole and exclusive ownership of) any such application and any patents resulting therefrom.

(b)	If any provision of Article VIII(a) is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and Grantee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(c)	Grantee acknowledges that a material part of the inducement for the Company to grant the Option is Grantee’s covenants set forth in Article VIII(a) and that the covenants and obligations of Grantee with respect to nondisclosure, nonsolicitation, cooperation and intellectual property rights relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee shall breach any of those covenants or obligations, Grantee shall not be entitled to exercise the Option or be entitled to retain any income therefrom and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants and obligations contained in Article VIII. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator shall reasonably determine.

(d)	Employment Dispute Arbitration Program — Mandatory Binding Arbitration of Employment Disputes.

(i)	Except as otherwise specified in this Agreement, the Grantee and the Company agree that all employment-related legal disputes between them will be submitted to and resolved by binding arbitration, and neither the Grantee nor the Company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the Grantee accepts this Agreement, even if the facts and circumstances relating to the claim occurred prior to that date.

For purposes of Article VIII (d) of this Agreement, “the Company” includes Aetna Inc., its subsidiaries and related companies, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. THE GRANTEE UNDERSTANDS THAT, WITH RESPECT TO CLAIMS SUBJECT TO THE ARBITRATION REQUIREMENT, ARBITRATION REPLACES THE RIGHT OF THE GRANTEE AND THE COMPANY TO SUE OR PARTICIPATE IN A LAWSUIT. THE GRANTEE ALSO UNDERSTANDS THAT IN ARBITRATION, A DISPUTE IS RESOLVED BY AN ARBITRATOR INSTEAD OF A JUDGE OR JURY, AND THE DECISION OF THE ARBITRATOR IS FINAL AND BINDING.

(ii)	THE GRANTEE UNDERSTANDS THAT THE ARBITRATION PROVISIONS OF THIS AGREEMENT AFFECT THE LEGAL RIGHTS OF THE GRANTEE AND THE COMPANY AND ACKNOWLEDGES THAT THE GRANTEE HAS BEEN ADVISED TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, OBTAIN LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT.

(iii)	Article VIII (d) of this Agreement does not apply to workers’ compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) for employee benefits. A dispute as to whether Article VIII (d) of this Agreement applies must be submitted to the binding arbitration process set forth in this Agreement.

(iv)	The Grantee and/or the Company may seek emergency or temporary injunctive relief from a court (including with respect to claims arising out of Article VIII (a) in accordance with applicable law). However, except as provided in Article VIII (c) of this Agreement, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the Grantee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Agreement.

(v)	Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the “AAA”) and will be conducted pursuant to the AAA’s National Rules for Dispute Resolution (the “Rules”), as modified in this Agreement, in effect at the time the request for arbitration is filed. The AAA’s Rules are available on the AAA’s website at www.adr.org. THE GRANTEE ACKNOWLEDGES THAT THE COMPANY HAS ENCOURAGED THE GRANTEE TO READ THESE RULES PROMPTLY AND CAREFULLY AND THAT THE GRANTEE HAS BEEN AFFORDED SUFFICIENT OPPORTUNITY TO DO SO.

(vi)	If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator’s compensation and charges for hearing room rentals, etc. If the Grantee initiates a request for arbitration or submits a counterclaim to the Company’s request for arbitration, the Grantee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the Grantee’s request for arbitration or counterclaim is submitted. The Company may increase the contribution amount in the future without amending this Agreement, but not to exceed the maximum permitted under the AAA rules then in effect. In all cases, the Grantee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party’s delay, request for postponement, failure to comply with the arbitrator’s rulings and for other similar reasons.

(vii)	The Grantee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the Grantee or the Company to pay some or all of the other’s legal fees, expenses and costs, in accordance with applicable law.

(viii)	Unless otherwise agreed, there shall be a single arbitrator, selected by the Grantee and the Company from a list of qualified neutrals furnished by the AAA. If the Grantee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

(ix)	Unless otherwise agreed, the arbitration hearing will take place in the city where the Grantee works or last worked for the Company. If the Grantee and the Company disagree as to the proper locale, the AAA will decide.

(x)	The Grantee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

(xi)	The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim are the same as they would be in a court proceeding. The arbitrator shall have the authority to consider and decide dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing).

(xii)	All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the Grantee and the Company.

(xiii)	Unless otherwise agreed, the arbitrator’s decision will be in writing with a brief summary of the arbitrator’s opinion.

(xiv)	The arbitrator’s decision is final and binding on the Grantee and the Company. After the arbitrator’s decision is issued, the Grantee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator’s decision may be appealed to the courts only under the limited circumstances provided by law.

(xv)	If the Grantee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Agreement.

(xvi)	If any provision of Article VIII (d) is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of Article VIII (d) and the remainder of the Agreement. All other provisions shall remain in full force and effect.

(e)	The Company may terminate the Option if Grantee has willfully engaged in gross misconduct or other serious impropriety which the Company determines is likely to be damaging or detrimental to the Company, any Subsidiary or Affiliate.

For purposes of this Article VIII, the term “Employment” shall refer to active employment with the Company, any Subsidiary or Affiliate, and shall not include severance periods.